Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 27, 2008, relating to the financial statements and financial statement schedules of Integrys Energy Group, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of a new accounting standard), and the effectiveness of Integrys Energy Group, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Integrys Energy Group, Inc. for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin
April 17, 2008